Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

NexPoint Residential Trust, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of NexPoint Residential Trust, Inc. of our reports dated February 21, 2020, with respect to the consolidated balance sheets of NexPoint Residential Trust, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of NexPoint Residential Trust, Inc., and to the reference to our firm under the heading of “Experts” in the prospectus.

Our report with respect to the consolidated financial statements and financial statement schedule of NexPoint Residential Trust, Inc. makes reference to NexPoint Residential Trust, Inc. changing its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases and Accounting Standards Update No. 2018-11, Leases – Targeted Improvements.

/s/ KPMG LLP

Dallas, Texas
March 4, 2020